Exhibit 99.1

Contact:

Cara Tucker

Manager, Corporate Communications

608-284-5735

For Immediate Release

Exact Sciences reports fourth-quarter, full-year 2010 financial results

MADISON, Wis., Feb. 15, 2011 — Exact Sciences Corp. (Nasdaq: EXAS) today announced its financial results for the fourth quarter and full year ended Dec. 31, 2010.

Exact reported total revenues of $1.4 million for the fourth quarter of 2010, compared to total revenues of $1.2 million during the same period of 2009. Total revenues for the full year ended Dec. 31, 2010, were $5.3 million, compared to total revenues of $4.8 million for the prior year.

Exact reported a net loss of ($3.6) million, or ($0.08) a share, for the fourth quarter of 2010. The company had a net loss of ($1.9) million, or ($0.05) a share, for the same period of 2009.  Exact’s net loss for the year ended Dec. 31, 2010, was ($11.6) million, or ($0.29) a share, compared to ($9.1) million, or ($0.28) a share, for the prior year.

Operating expenses for the fourth quarter of 2010 were $5.2 million, compared to $3.1 million for 2009. Operating expenses for the year ended Dec. 31, 2010, were $17.1 million, compared to $14.0 million for the prior year.  Operating expenses for the quarter and year ended Dec. 31, 2010, rose primarily because of increased research and development personnel expense and costs related to the company’s preparation for its upcoming clinical trial.

Exact ended the fourth quarter of 2010 with cash, cash equivalents and marketable securities of $95.4 million, compared to $24.3 million at Dec. 31, 2009.  The company completed a $64.7-million stock offering during the fourth quarter of 2010.

“During the fourth quarter of 2010, we presented encouraging data about Exact’s non-invasive CologuardTM stool-based colorectal cancer screening test,” said Kevin T. Conroy, the company’s president and chief executive. “Our successful stock offering during the fourth quarter of 2010 will be used, in part, to fund Cologuard’s clinical trial.”

Fourth-Quarter Conference Call & Webcast

Company management will host a conference call and webcast on Tuesday, Feb. 15, 2011, at 10 a.m. ET to discuss fourth-quarter and full-year 2010 results. The webcast will be available at www.exactsciences.com. Domestic callers should dial 877-212-6082 and international callers should dial 707-287-9332.  An archive of the webcast and a replay of the conference call will be available at www.exactsciences.com or by calling 800-642-1687 domestically or 706-645-9291 internationally. The access code for the conference call and replay is 41985767. The conference call, webcast and replay are open to all interested parties.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on colorectal cancer. The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer. Stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer.  For more information, please visit the company’s website at www.exactsciences.com.

Certain statements made in this press contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms.  Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected license fee revenues, expected research and development expenses, expected general and administrative expenses and our expectations concerning our business strategy.  Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports of Form 10-Q.  We urge you to consider those risks and uncertainties in evaluating our forward-looking statements.  We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operations Data

(Amounts in thouands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenue:
Product royalty fees	$2	$(2)	$26	$25
License fees	1,373	1,246	5,318	4,733
	1,375	1,244	5,344	4,758
Cost of revenue:
Product royalty fees	6	7	24	20
Gross profit:	1,369	1,237	5,320	4,738

Operating Expenses:
Research and development	2,470	1,253	9,023	4,213
General and administrative	1,683	1,665	6,330	9,549
Sales and marketing	1,039	174	1,793	226
Restructuring	—	—	—	(3)
	5,192	3,092	17,146	13,985

Loss from operations	(3,823)	(1,855)	(11,826)	(9,247)

Interest income, net	6	1	26	119
Other income	244	—	244

Net loss	$(3,573)	$(1,854)	$(11,556)	$(9,128)

Net loss per share - basic and diluted	$(0.08)	$(0.05)	$(0.29)	$(0.28)

Weighted average common shares outstanding - basic and diluted	46,869	35,429	40,455	32,791

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Balance Sheet Data

(Amounts in thousands)

	December 31,	December 31,
	2010	2009
Assets
Cash and cash equivalents	$78,752	$21,924
Marketable securities	16,663	2,404
Prepaid expenses and other current assets	246	484
Restricted cash	—	500
Property and equipment, net	854	458
Total assets	$96,515	$25,770

Liabilities and stockholders’ equity
Total current liabilities	$7,158	$6,526
Third party royalty obligation, less current portion	—	988
Long term debt	1,000	1,000
Long term accrued interest	21	1
Deferred license fees, less current portion	8,582	11,161
Total stockholders’ equity	79,754	6,094
Total liabilities and stockholders’ equity	$96,515	$25,770